Exhibit (a)(1)

                           OFFERS TO PURCHASE FOR CASH
                            LIMITED PARTNERSHIP UNITS
                                       OF
 DSI REALTY INCOME FUND VI, A CALIFORNIA LIMITED PARTNERSHIP; DSI REALTY INCOME
   FUND VII, A CALIFORNIA LIMITED PARTNERSHIP; DSI REALTY INCOME FUND VIII, A CALIFORNIA LIMITED PARTNERSHIP; DSI REALTY INCOME FUND IX, A CALIFORNIA LIMITED
  PARTNERSHIP; AND DSI REALTY INCOME FUND XI, A CALIFORNIA LIMITED PARTNERSHIP

                                       BY

  MACKENZIE PATTERSON, INC.; MP INCOME FUND 18, LLC; MP INCOME FUND 17, LLC; MP
   FALCON FUND, LLC; MP FALCON GROWTH FUND, LLC; MP FALCON GROWTH FUND 2, LLC; MACKENZIE FUND VI, L.P.; MACKENZIE PATTERSON SPECIAL FUND 3, L.P.; ACCELERATED
  HIGH YIELD INSTITUTIONAL FUND I, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; MACKENZIE SPECIFIED INCOME FUND, L.P.; AND MP DEWAAY FUND, LLC
                         (collectively the "Purchasers")

             THE OFFERs, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, PACIFIC STANDARD TIME, ON MAY 31, 2002, UNLESS THE OFFER IS EXTENDED.

             The Purchasers hereby seek to acquire any and all outstanding Units of limited partnership interest (the "Units") in each of DSI REALTY INCOME FUND VI, a California Limited Partnership ("DSI VI"); DSI REALTY INCOME FUND VII, a California Limited Partnership ("DSI VII"); DSI REALTY INCOME FUND VIII, a California Limited Partnership ("DSI VIII"); DSI REALTY INCOME FUND IX, a California Limited Partnership ("DSI IX"); and DSI REALTY INCOME FUND XI, a California Limited Partnership ("DSI XI") (each, a "Partnership," and together, the "Partnerships"). The Purchasers are not affiliated with any of the Partnerships' general partners (the "General Partners").

             The Purchasers hereby offer to purchase up to the maximum number of Units of each Partnership (the "Maximum Offer" for each Partnership) at the respective purchase prices set forth in the table below, less the amount of any distributions declared or made with respect to the Units between April 5, 2002 and May 31, 2002, or such other date to which this Offer may be extended (the "Expiration Date"), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offers"). As noted above, the Offer price for any Partnership's Units would be subject to reduction for distributions made or declared by that Partnership prior to the Expiration Date. Any distributions made or declared after the Expiration Date would, by the terms of the Offers and as set forth in the Letter of Transmittal, be assigned by tendering Unit holders to the Purchasers. Tender of Units will include the tender of any and all securities into which the Units may be converted or exchanged, and any securities distributed with respect to the Units from and after the Offer Date.

Subject                                           Offer Price    Maximum Number
Company                                           Per Unit       of Units Sought
-------                                           -----------    ---------------

DSI REALTY  INCOME  FUND VI,
          a  California  Limited  Partnership       $340               23,753
DSI REALTY  INCOME  FUND VII,
          a  California  Limited  Partnership       $300               24,000
DSI REALTY  INCOME  FUND VIII,
          a  California  Limited  Partnership       $340               24,000
DSI REALTY  INCOME  FUND IX,
          a  California  Limited  Partnership       $260               30,693
DSI REALTY  INCOME  FUND XI,
          a  California  Limited  Partnership       $300               20,000

             Each Offer is independent of the other Offers made hereby, and may, subject to the terms and conditions set forth in the Offer to Purchase and such accompanying documents, be completed or terminated or withdrawn independent of the result of any other Offer. Holders of Units in more than one Partnership may tender all or a portion of their Units in any or all of such Partnerships.

             The number of Units subject to the Offer may be reduced to the extent that any Partnership's limited partnership agreement would prohibit the transfer of Units pursuant to the Offer which, when added to the number of all other Units transferred within the 12 months preceding the closing of the Offer, would equal or exceed 50% of the total outstanding Units for that period, and the Partnership's General Partner elects to enforce such a prohibition.

Holders of Units ("Unit holders") are urged to consider the following factors:

             - Unit holders who tender their Units in a Partnership will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partner ship, and the purchase price per Unit payable to a tendering Unit holder by the Purchasers may be less than the total amount which might otherwise be received by the Unit holder with respect to the Unit over the remaining term of the Partnership.

             - The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price per Unit, the Purchasers are motivated to establish the lowest price which might be acceptable to Unit holders consistent with the Purchasers' objectives. There is no public market for the Units, and neither the Unit holders nor the Purchasers have any accurate means for determining the actual present value of the Units. Although there can be no certainty as to the actual present value of the Units, purchase prices offered by the Purchasers are less than the Purchasers' estimates of the net liquidation values of each Partnership's assets and less than the prices reported in connection with limited secondary market sales of Units. See "Establishment of Purchase Price."

             - As a result of consummation of the Offer, the Purchasers may be in a position to influence Partnership decisions on which Unit holders may vote. The Purchasers will vote the Units acquired in the Offer in their own interests, which may be different from or in conflict with the interests of the remaining Unit holders.

             - The Purchasers may accept only a portion of the Units tendered by a Unit holder in the event the number of Units of any Partnership tendered to the Purchasers would otherwise cause the total number of Units of that Partnership transferred within 12 months to exceed 50% of its outstanding Units and the General Partners elect to enforce a restriction on transfers of Units in excess of 50% of the total outstanding.

             - The Depositary, MacKenzie Patterson, Inc., is an affiliate of the Purchasers. No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchasers' funds and tendered securities, the Purchasers may have access to the securities before all conditions to the Offer have been satisfied and selling Unit holders have been paid.


THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TEN DERED. IF MORE UNITS OF A PARTNERSHIP THAN THE MAXIMUM OFFER FOR THAT PARTNERSHIP ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASERS WILL ACCEPT FOR PURCHASE UNITS EQUAL TO THE MAXIMUM OFFER FROM TENDERING UNIT HOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A UNIT HOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNIT HOLDER.

The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which any Offers are open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) upon the occurrence of any of the conditions specified in
Section 13 of this Offer to Purchase, to terminate an Offer and not accept for payment any Units not theretofore accepted for payment or paid for, or to delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, and (iii) to amend an Offer in any respect. Notice of any such extension, termination or amendment will promptly be disseminated to Unit holders in a manner reasonably designed to inform Unit holders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of the

Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

April 5, 2002

IMPORTANT

Any Unit holder desiring to tender any or all of such Unit holder's Units should complete and sign the Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase) in accordance with the instructions in the Letter of Transmittal and mail, deliver or telecopy the Letter of Transmittal and any other required documents to MacKenzie Patterson, Inc. (the "Depositary"), an affiliate of certain of the Purchasers, at the address or facsimile number set forth below.

                            MacKenzie Patterson, Inc.
                               1640 School Street
                            Moraga, California 94556
                             Telephone: 800-854-8357
                             Facsimile: 925-631-9119
                       E-Mail Address: offers@mackpatt.com

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Purchasers at 800-854-8357.

---------------------------

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASERS OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

---------------------------

The Partnerships are subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are available for inspection and copying at the regional offices of the Commission located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchasers have filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to an Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

                                TABLE OF CONTENTS

                                                                           Page

SUMMARY TERM SHEET.............................................................5

INTRODUCTION...................................................................7

TENDER OFFER...................................................................9

Section 1.        Terms of the Offers..........................................9
Section 2.        Proration; Acceptance for Payment and Payment for Units.....10
Section 3.        Procedures for Tendering Units..............................11
Section 4.        Withdrawal Rights...........................................12
Section 5.        Extension of Tender Period; Termination; Amendment..........13
Section 6.        Certain Federal Income Tax Consequences.....................14
Section 7.        Effects of the Offers.......................................16
Section 8.        Future Plans................................................17
Section 9.        The Business of the Partnership.............................17
Section 10.       Conflicts of Interest.......................................18
Section 11.       Certain Information Concerning the Purchasers...............18
Section 12.       Source of Funds.............................................19
Section 13.       Conditions of the Offers....................................19
Section 14.       Certain Legal Matters.......................................21
Section 15.       Fees and Expenses...........................................22
Section 16.       Miscellaneous...............................................22

Schedule I - The Purchasers and Their Respective Principals

                               SUMMARY TERM SHEET

 The Purchasers are offering to purchase Units of 5 different Partnerships for cash. The following are some of the questions that you, as a Unit holder of a Partnership may have and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

The Offers to purchase Units are being made jointly by MACKENZIE PATTERSON, INC.; MP INCOME FUND 18, LLC; MP INCOME FUND 17,LLC; MP FALCON FUND, LLC; MP FALCON GROWTH FUND, LLC; MP FALCON GROWTH FUND 2, LLC; MACKENZIE FUND VI, L.P.; MACKENZIE PATTERSON SPECIAL FUND 3, L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; MACKENZIE SPECIFIED INCOME FUND, L.P.; AND MP DEWAAY FUND, LLC. Each of the Purchasers is a private real estate investment fund managed by MacKenzie Patterson, Inc.. None of these entities is affiliated with any of the Partnerships' general partners.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFERS?

We are seeking to purchase Units of limited partnership interest of each of the Partnerships, which are the "Units" issued to public investors in the Partnerships.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay the offer prices for each Partnership's Units as set forth on the cover of this Offer to Purchase, net to you in cash, less the amount of any distributions declared or made with respect to the Units between April 5, 2002 and the date the Offers expires. The Offer price would be reduced by the amount of distributions made or declared prior to the Expiration Date. Any distributions made or declared after the Expiration Date would, by the terms of the Offers and as set forth in the Letter of Transmittal, be assigned by tendering Unit holders to the Purchasers. If you tender your Units to us in an Offer, you will not have to pay brokerage fees, transfer fees or similar expenses. The Offer for Units of each Partnership is independent of the other Offers, but are combined in this single document for purposes of convenience. Holders of Units in more than one Partnership may tender all or a portion of their Units in any or all of the Partnerships. The prices per Unit for each Partnership are:

Subject                                           Offer Price    Maximum Number
Company                                           Per Unit       of Units Sought
-------                                           -----------    ---------------

DSI REALTY  INCOME  FUND VI,
          a  California  Limited  Partnership       $340               23,753
DSI REALTY  INCOME  FUND VII,
          a  California  Limited  Partnership       $300               24,000
DSI REALTY  INCOME  FUND VIII,
          a  California  Limited  Partnership       $340               24,000
DSI REALTY  INCOME  FUND IX,
          a  California  Limited  Partnership       $260               30,693
DSI REALTY  INCOME  FUND XI,
          a  California  Limited  Partnership       $300               20,000

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of Units subject to the offer is purchased, the Purchasers' capital commitment will be approximately $37.4 million. However, the Purchasers believe that the potential response to this offer will fall substantially short of the maximum Units subject to the Offer and the actual amount necessary to fund all purchases will be substantially less than $37.4 million. Nevertheless, the Purchasers have aggregate assets in excess of $28 million and believe they have the capital, as well as access to other capital and credit sources, sufficient to fund the entire offer amount.

IS THE FINANCIAL CONDITION OF THE BIDDERS RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFERS?

This is a cash offer that is not conditioned on financing being available. The Purchasers have adequate liquid resources to fund anticipated purchases, and they have no intention to take control of the Partnership. Accordingly, other information concerning the Purchasers' financial condition would seem to have little relevance to your decision. Summary information on the assets of each Purchaser is included in Item 11 of the Offer below.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFERS?

You will have at least until 12:00 midnight, pacific standard time, on May 31, 2002, to decide whether to tender your Units in the Offers.

CAN THE OFFERS BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

Any Offer can be extended in our discretion.

HOW WILL I BE NOTIFIED IF AN OFFER IS EXTENDED?

If we extend an offer, we will make a public announcement of the extension, not later than 9:00 a.m., eastern standard time, on the day after the day on which the Offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFERS?

There are no conditions to the Offers based on minimum Units tendered, the availability of financing or otherwise determined by the success of any offer. However, we may not be obligated to purchase any Units in the event certain conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, we are not obligated to purchase any Units which are validly tendered if, among other things, there is a material adverse change in the issuing Partnership or its business.

HOW DO I TENDER MY UNITS?

To tender your Units, you must deliver a completed Letter of Transmittal, to the Depositary at: MacKenzie Patterson, Inc., 1640 School Street, Moraga, California 94556 Telephone: 800-854-8357; Facsimile Transmission: 925-631-9119), no later than the time an Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

You can withdraw previously tendered Units at any time until an Offer has expired and, if we have not agreed to accept your Units for payment by June 5, 2002, you can withdraw them at any time after such time until we do accept your Units for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED UNITS?

To withdraw Units, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Units.

WHAT DO THE PARTNERSHIPS' GENERAL PARTNERS THINK OF THE OFFERS?

The Purchasers have not sought the approval or disapproval of the General Partners. The General Partners may be expected to respond with the Partnerships' positions on the Offers in the next two weeks.

WILL THE PARTNERSHIPS CONTINUE AS PUBLIC COMPANIES?

Unless the total number of Unit holders in a Partnership were to fall below 500, the Partnership would continue as a public reporting company. The Purchasers do not currently anticipate that the Offers will result in such a reduction in the number of Unit holders, though they cannot predict the results of the Offers with certainty.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFERS AFFECT MY UNITS?

The Purchasers do not anticipate that Units held by non-tendering Unit holders will be affected by the completion of the Offers. However, depending on the number of Units the Purchasers may acquire, the Purchasers could control a large or even controlling, block of Units. The Purchasers do not currently have any intention of changing the operations or management of the Partnerships, however, and the Purchasers believe their interests would not differ in any material way from those of the current Unit holders.

WHAT ARE THE PURCHASERS' FUTURE INTENTIONS CONCERNING THE PARTNERSHIPS?

The Purchasers have no present intention to seek control of any Partnership or to change the management or operations of any Partnership. Although the Purchasers do not have any present intention to take any action with respect to management or control of the Partnerships, the Purchasers reserve the right, at an appropriate time, to exercise their rights as limited partners to vote on matters subject to a limited partner vote, including any vote affecting the sale of a Partnership's properties and the liquidation and dissolution of the Partnership.

WHAT IS THE MARKET VALUE OF MY UNITS?

According to the Partnerships' General Partners, there is no public trading market for the Units. It is not anticipated that a public market for the Units will develop. Information concerning the limited secondary market trading prices is included in the Offer to Purchase under the caption "Establishment of Offer Price."

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call the Purchasers at 800-854-8357

                                  INTRODUCTION

         The Purchasers hereby offer to purchase up all of the outstanding Units (the "Maximum Offer") at the purchases set forth in the first page of this offer ("Offer Price"), less the amount of any distributions declared or paid with respect to the Units between April 5, 2002, and the Expiration Date, in cash, without interest, upon the terms and subject to the conditions set forth in the Offers. The Purchasers are unaware of any distributions declared or paid since April 5, 2002. Unit holders who tender their Units will not be obligated to pay any Partnership transfer fees, or any other fees, expenses or commissions in connection with the tender of Units. The Purchasers will pay all such costs and all charges and expenses of the Depositary, an affiliate of certain of the Purchasers, as depositary in connection with the Offers. Tender of Units will include the tender of any and all securities into which the Units may be converted or exchanged, and any securities distributed with respect to the Units from and after the Offer Date.

         For further information concerning the Purchasers, see Section 11 below and Schedule I.

                  None of the Purchasers nor the Depositary is affiliated with any Partnership, or any Partnership's general partner. The address of the Partnerships' principal executive offices is 6700 E. Pacific Coast Hwy., Long Beach, California 9O8O3.

Unit holders are urged to consider the following factors:

         - Unit holders who tender their Units in a Partnership will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership, and the purchase price per Unit payable to a tendering Unit holder by the Purchasers may be less than the total amount which might otherwise be received by the Unit holder with respect to the Unit over the remaining term of the Partnership.

         - The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price per Unit, the Purchasers are motivated to establish the lowest price which might be acceptable to Unit holders consistent with the Purchasers' objectives. There is no public market for the Units, and neither the Unit holders nor the Purchasers have any accurate means for determining the actual present value of the Units. Although there can be no certainty as to the actual present value of the Units, purchase prices offered by the Purchasers are less than the Purchasers' estimates of the net liquidation values of each Partnership's assets and less than the prices reported in connection with limited secondary market sales of Units. See "Establishment of Purchase Price."

         - As a result of consummation of the Offer, the Purchasers may be in a position to influence Partnership decisions on which Unit holders may vote. The Purchasers will vote the Units acquired in the Offer in their own interests, which may be different from or in conflict with the interests of the remaining Unit holders.

         - The Purchasers may accept only a portion of the Units tendered by a Unit holder in the event the number of Units of any Partnership tendered to the Purchasers would otherwise cause the total number of Units of that Partnership transferred within 12 months to exceed 50% of its outstanding Units and the General Partners elect to enforce a restriction on transfers of Units in excess of 50% of the total outstanding.

         - The Depositary, MacKenzie Patterson, Inc., is an affiliate of the Purchasers. No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchasers' funds and tendered securities, the Purchasers may have access to the securities before all conditions to the Offer have been satisfied and selling Unit holders have been paid.

         The Offers will provide Unit holders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. Unit holders may have a more immediate need to use the cash now tied up in an investment in the Units and wish to sell them to the Purchasers. Unit holders who sell all of their Units will also eliminate the need to file form K-1 information for the Partnership with their federal tax returns for years after 2002.

Establishment of the Offer Prices

         The Purchasers have set the Offer Prices set forth on the cover page of this Offer to Purchase, less the amount of any distributions declared or made with respect to the Units between April 5, 2002 and the Expiration Date.In determining the Offer Price, the Purchasers analyzed a number of quantitative and qualitative factors, including: (i) the lack of a secondary market for resales of the Units and the resulting lack of liquidity of an investment in the Partnerships; (ii) the estimated value of each Partnership's real estate assets; and (iii) the costs to the Purchasers associated with acquiring the Units. The Purchasers have used published information about the value of the Partnerships' assets, the limited prices in secondary market trading in Units and its estimated costs in relation to anticipated results of its Offers to calculate the price at which they believe may be attractive to Unit holders wishing to sell Units, but at the same time provide a potential profit to Purchasers from the holding of these illiquid securities.

         Each of the Partnerships made the following statement in its annual report on Form 10-K for the year ended December 31, 2000: "There is no intention to sell additional limited partnership units nor is there a market for these units." The lack of any public market for the sale of Units means that Unit holders have limited alternatives if they seek to sell their Units. As a result of such limited alternatives for Unit holders, the Purchasers may not need to offer as high a price for the Units as they would otherwise. On the other hand, the Purchasers take a greater risk in establishing a purchase price as there is no prevailing market price to be used for reference and the Purchasers themselves will have limited liquidity for the Units upon consummation of the purchase. Although the Partnerships have reported some sales of Units on secondary markets, such sales are limited and sporadic, and in the opinion of the Purchasers, the reported trading prices do not necessarily represent prices at which any willing seller and willing buyer would be able to execute a transaction at any given time.

         The Purchasers review of independent secondary market reporting publications, such as The Stanger Report, found limited sales of Units reported on secondary markets during the last six months. The information published by such independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange. Accordingly, the Purchasers do not know whether the foregoing information is accurate or complete. Set forth below is a table stating the Offer price for the Units of DSI REALTY INCOME FUND VI, a California Limited Partnership ("DSI VI"); DSI REALTY INCOME FUND VII, a California Limited Partnership ("DSI VII"); DSI REALTY INCOME FUND VIII, a California Limited Partnership ("DSI VIII"); DSI REALTY INCOME FUND IX, a California Limited Partnership ("DSI IX"); and DSI REALTY INCOME FUND XI, a California Limited Partnership ("DSI XI") and trading prices and volumes for Units reported by The Stanger Report during the past six months:


                    Offer Price         Six Month Per Unit     Number of
Partnership         Per Unit            Trading Prices         Units Traded
-----------         -------------       --------------         ------------
DSI VI              $340                None reported          None reported
DSI VII`            $300                $410                   4
DSI VIII            $340                $410                   20
DSI IX              $260                $300-$420              427
DSI XI              $300                $415                   8


         The Purchasers are offering to purchase Units which are an illiquid investment and are not offering to purchase the Partnerships' underlying assets. The assets of each Partnership may not be liquidated for an indefinite period of time. Accordingly, the underlying asset value of the Partnerships is only one factor used by the Purchasers in arriving at the Offer Prices. However, in the absence of substantial trading price information, the Purchasers estimate of the net asset value of each Partnership may be relevant to Unit holders review of the Offer Price. Using publicly available information concerning the Partnership contained in the Partnership's Form 10-K for the fiscal year ended December 31,

2000 and the quarterly report for the quarter ended September 30, 2001, the Purchasers derived an estimated net asset value for the Units. The Purchasers are not qualified as real estate appraisers and have relied solely on publicly available information in making their estimate of the value of the Partnership's assets. Furthermore, the Partnership has not announced any plans to liquidate its assets. The Purchasers estimated value of Partnership assets was calculated solely for purposes of formulating their offer and cannot be relied upon as representing an amount which might actually be realized upon a liquidation of the Partnership's assets, whether now or at any time in the future.

         In determining their estimated value of the Units, the Purchasers first calculated the "Estimated Net Sales Value" of the Partnership's real property investments. The Estimated Net Sales Value was determined by first determining the properties' net operating income ("NOI"). The NOI was calculated by subtracting from rental income the property operating expenses. This NOI was then divided by a 13.5% capitalization rate (the "Cap Rate") and the result reduced by 1.5% to take into account the estimated closing costs which would be incurred upon sale by the Partnership of the property, including brokerage commissions, title costs, surveys, appraisals, legal fees and transfer taxes.

         The Purchasers believe that the Cap Rate utilized is within a range of capitalization rates currently employed in the marketplace for properties of similar type, age and quality. The utilization of different capitalization rates, however, could also be appropriate. In this regard, Unit holders should be aware that the use of lower capitalization rate would result in a higher Estimated Net Sales Value.

         To determine the Estimated Liquidation Value of each Partnership's assets, the Purchasers added to the Estimated Net Sales Value of the Partnership's properties the net current assets. None of the Partnerships are subject to any mortgage debt, according to each Partnership's most recent Form 10-K. The Purchasers then calculated the amount of the balance allocable to the Units. The Offer Price for each Partnership's Units, and the Purchasers resulting Estimated Liquidation Value of each Partnership's assets are as follows:


                             Offer Price               Estimated Liquidation
Partnership                  Per Unit                  Value Per Unit
-----------                  -------------             --------------
DSI VI                       $340                      $424
DSI VII                      $300                      $374
DSI VIII                     $340                      $492
DSI IX                       $260                      $290
DSI XI                       $300                      $335


The Purchasers emphasize that these values were calculated by them solely for purposes of selecting an Offer Price. There can be no assurance as to the actual liquidation value of any Partnership's assets or as to the amount or timing of distributions of liquidation proceeds which may be received by Unit holders. None of the Partnerships has announced any pending offer to purchase its assets or any plan to liquidate its assets. Accordingly, there can be no assurance as to the availability or timing of any liquidation proceeds.

         The Offer Prices represent the price at which the Purchasers are willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchasers or any affiliate of the Purchasers as to such fairness. Other measures of the value of the Units may be relevant to Unit holders. Unit holders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

         The Offers are not made with any current view toward or plan or purpose of acquiring Units in a series of successive and periodic offers. Nevertheless, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in achieving the Maximum Offer for Units of any Partnership, may consider future offers. Factors affecting the Purchasers' future interest in acquiring additional Units include, but are not limited to, the relative success of the current Offers, any increase or decrease in the availability of capital for investment by the Purchasers, the current diversification and performance of each purchaser's portfolio, the development of any public market in the Units or actions by unrelated parties to tender for or purchase Units, the status of and changes and trends in any Partnership's operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

General Background Information

         Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Partnerships or the General Partners, has been derived from information provided in reports filed by the Partnerships with the Securities and Exchange Commission.

          The Purchasers and their affiliates currently beneficially own no Units. The number of Units subject to the Offers is all outstanding Units of each Partnership.

         Tendering Unit holders will not be obligated to pay transfer fees, brokerage fees or commissions on the sale of the Units to the Purchasers pursuant to the Offers. The Purchasers will pay all charges and expenses incurred in connection with the Offers. The Purchasers desire to purchase all Units tendered by each Unit holder.

         Each Offer is independent of the other Offers made hereby, and may, subject to the terms and conditions set forth in the Offer to Purchase and such accompanying documents, be completed or terminated or withdrawn independent of the result of any other Offer. Holders of Units in more than one Partnership may tender all or a portion of their Units in any or all of such Partnerships.

         If, prior to the Expiration Date, the Purchasers increase the consideration offered to Unit holders pursuant to any Offer, such increased consideration will be paid with respect to all Units that are purchased pursuant to the Offer, whether or not such Units were tendered prior to such increase in consideration.

         Unit holders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Units.


                                  TENDER OFFER


Section 1. Terms of the Offers. Upon the terms and subject to the conditions of the Offers, the Purchasers will accept for payment and pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with
Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, Pacific Standard Time, on May 31, 2002, unless and until the Purchasers shall have extended the period of time for which an Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchasers, shall expire.

         Each Offer is conditioned on satisfaction of certain conditions. See
Section 13, which sets forth in full the conditions of the Offers. The Purchasers reserve the right (but shall not be obligated), in their sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchasers reserve the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, terminate any or all of the Offers and return all tendered Units to tendering Unit holders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend any or all of the Offers and, subject to the right of Unit holders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offers are extended or (iv) to amend any or all of the Offers. Notwithstanding the foregoing, upon the expiration of the Offers, if all conditions are either satisfied or waived, the Purchasers will promptly pay for all validly tendered Units, and the Purchasers do not intend to imply that the foregoing rights of the Purchasers would permit the Purchasers to delay payment for validly tendered Units following expiration.

         The Purchasers do not anticipate and have no reason to believe that any condition or event will occur that would prevent the Purchasers from purchasing tendered Units as offered herein.

Section 2. Proration; Acceptance for Payment and Payment for Units. If the number of Units validly tendered prior to the Expiration Date and not withdrawn less than the maximum number of Units sought with respect to a Partnership (the "Maximum Offer" for that Partnership), the Purchasers, upon the terms and subject to the conditions of the Offers, will accept for payment all Units so tendered. The number of Units subject to the Offer may be reduced to the extent that any Partnership's limited partnership agreement would prohibit the transfer of Units pursuant to the Offer which, when added to the number of all other Units transferred within the 12 months preceding the closing of the Offer, would equal or exceed 50% of the total outstanding Units for that period, and the Partnership's General Partner elects to enforce such a prohibition. If the number of Units validly tendered prior to the Expiration Date and not withdrawn exceeds the number a Partnership will permit to be transferred under such restrictions, the Purchasers, upon the terms and subject to the conditions of the Offers, will accept for payment for that Partnership's Units so tendered on a pro rata basis up to the maximum amount permitted to be transferred.

         In the event that proration is required, because of the difficulty of immediately determining the precise number of Units to be accepted, the Purchasers will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. The Purchasers will not pay for any Units tendered until after the final proration factor has been determined.

         Upon the terms and subject to the conditions of the Offers (including, if any Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchasers will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offers will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

         For purposes of the Offers, the Purchasers shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Purchasers give oral or written notice to the Depositary of the Purchasers' acceptance for payment of such Units pursuant to the Offers. Upon the terms and subject to the conditions of the Offers, payment for Units purchased pursuant to the Offers will in all cases be made by deposit of the Offer Price for the Units with the Depositary, which will act as agent for the tendering Unit holders for the purpose of receiving payment from the Purchasers and transmitting payment to tendering Unit holders.

         Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

         If any tendered Units are not purchased for any reason, the Letter of Transmittal with respect to such Units not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to any Offer is delayed or the Purchasers are unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchasers' rights under Section 13 (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unit holders are entitled to withdrawal rights as described in Section 4.

         If, prior to the Expiration Date, the Purchasers shall increase the consideration offered to Unit holders pursuant to an Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

Section 3. Procedures for Tendering Units.

Valid Tender. For Units to be validly tendered pursuant to the Offers, a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase) with any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Unit holder may tender any or all Units owned by such Unit holder.

In order for a tendering Unit holder to participate in the Offers, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 12:00 midnight, Pacific Standard Time, on May 31, 2002, or such date to which an Offer may be extended.

The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unit holder and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding. To prevent the possible application of 31% backup federal income tax withholding with respect to payment of the Offer Price for Units purchased pursuant to the Offers, a tendering Unit holder must provide the Depositary with such Unit holder's correct taxpayer identification number and make certain certifications that such Unit holder is not subject to backup federal income tax withholding. Each tendering Unit holder must insert in the Letter of Transmittal the Unit holder's taxpayer identification number or social security number in the space provided on the front of the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above. (See the Instructions to the Letter of Transmittal.)

FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Offer Price plus the amount of Partnership liabilities allocable to each Unit tendered, each Unit holder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Unit holder's taxpayer identification number and address and that the Unit holder is not a foreign person. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences.")

Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering Unit holder irrevocably appoints the designees of the Purchasers as such Unit holder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unit holder's rights with respect to the Units tendered by such Unit holder and accepted for payment by the Purchasers. Such appointment will be effective when, and only to the extent that, the Purchasers accept such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unit holder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchasers will, with respect to such Units, be empowered to exercise all voting and other rights of such Unit holder as they in their sole discretion may deem proper at any meeting of Unit holders, by written consent or otherwise. In addition, by executing a Letter of Transmittal, a Unit holder also assigns to the Purchasers all of the Unit holder's rights to receive distributions from the Partnership with respect to Units which are accepted for payment and purchased pursuant to the Offers, other than those distributions declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. The Purchasers reserve the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchasers' counsel, be unlawful. The Purchasers also reserve the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unit holder, and the Purchasers' interpretation of the terms and conditions of the Offers (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchasers, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unit holder and the Purchasers upon the terms and subject to the conditions of the Offers, including the tendering Unit holder's representation and warranty that (i) such Unit holder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Unit complies with Rule 14e- 4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Unit holders who have granted options to sell or purchase the Units, hold option rights to acquire such securities, maintain "short" positions in the Units (i.e., have borrowed the Units) or have loaned the Units to a short seller. Because of the nature of limited partnership interests, the

Purchasers believe it is unlikely that any option trading or short selling activity exists with respect to the Units. In any event, a Unit holder will be deemed to tender Units in compliance with Rule 14e-4 and the Offers if the holder is the record owner of the Units and the holder (i) delivers the Units pursuant to the terms of the Offers, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offers (such as facsimile delivery of the Transmittal Letter).

Section 4. Withdrawal Rights. Except as otherwise provided in this Section 4, all tenders of Units pursuant to the Offers are irrevocable, provided that Units tendered pursuant to any Offer may be withdrawn at any time prior to the Expiration Date for the Offer and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after June 5, 2002.

         For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, must specify the identity and quantity of Units to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

         If purchase of, or payment for, Units is delayed for any reason or if the Purchasers are unable to purchase or pay for Units for any reason, then, without prejudice to the Purchasers' rights under any Offer, tendered Units may be retained by the Depositary on behalf of the Purchasers and may not be withdrawn except to the extent that tendering Unit holders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. Neither the Purchasers, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

         Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offers. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; Amendment. The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offers are open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to delay the acceptance for payment of, or payment for, any Units not heretofore accepted for payment or paid for, or to terminate any Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary, and (iii) to amend any Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchasers may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchasers will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. The Purchasers may also be required by applicable law to disseminate to Unit holders certain information concerning the extensions of an Offer and any material changes in the terms of an Offer.

         If the Purchasers extend an Offer, or if the Purchasers (whether before or after its acceptance for payment of Units) are delayed in their payment for Units or are unable to pay for Units pursuant to an Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Depositary may retain tendered Units on behalf of the Purchasers, and such Units may not be withdrawn except to the extent tendering Unit holders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchasers to delay payment for Units that the Purchasers have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchasers pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

         If the Purchasers make a material change in the terms of an Offer or the information concerning the Offer or waive a material condition of the Offer, the Purchasers will extend the Offer to the extent required by Rules 14d- 4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Standard Time.

Section 6. Certain Federal Income Tax Consequences. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR UNIT HOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws. Certain Unit holders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations, court decisions and Internal Revenue Service ("IRS") rulings and other pronouncements. EACH UNIT HOLDER TENDERING UNITS SHOULD CONSULT SUCH UNIT HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNIT HOLDER OF ACCEPTING The Offers, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         The following discussion is based on the assumption that each Partnership is treated as a partnership for federal income tax purposes and is not a "publicly traded partnership" as that term is defined in the Code.

Gain or Loss. A taxable Unit holder will recognize a gain or loss on the sale of such Unit holder's Units in an amount equal to the difference between (i) the amount realized by such Unit holder on the sale and (ii) such Unit holder's adjusted tax basis in the Units sold. The amount realized by a Unit holder will include the Unit holder's share of the Partnership's liabilities, if any (as determined under Code section 752 and the regulations thereunder). If the Unit holder reports a loss on the sale, such loss generally could not be currently deducted by such Unit holder except against such Unit holder's capital gains from other investments. In addition, such loss would be treated as a passive activity loss. (See "Suspended Passive Activity Losses" below.)

         The adjusted tax basis in the Units of a Unit holder will depend upon individual circumstances. (See also "Partnership Allocations in Year of Sale" below.) Each Unit holder who plans to tender hereunder should consult with the Unit holder's own tax advisor as to the Unit holder's adjusted tax basis in the Unit holder's Units and the resulting tax consequences of a sale.

         If any portion of the amount realized by a Unit holder is attributable to such Unit holder's share of "unrealized receivables" or "substantially appreciated inventory items" as defined in Code section 751, a corresponding portion of such Unit holder's gain or loss will be treated as ordinary gain or loss. It is possible that the basis allocation rules of Code Section 751 may result in a Unit holder's recognizing ordinary income with respect to the portion of the Unit holder's amount realized on the sale of a Unit that is attributable to such items while recognizing a capital loss with respect to the remainder of the Unit.

         A tax-exempt Unit holder (other than an organization described in Code
Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan) should not be required to recognize unrelated trade or business income upon the sale of its Units pursuant to the Offers, assuming that such Unit holder does not hold its Units as a "dealer" and has not acquired such Units with debt financed proceeds.

Partnership Allocations in Year of Sale. A tendering Unit holder will be allocated the Unit holder's pro rata share of the annual taxable income and losses from the Partnership with respect to the Units sold for the period through the date of sale, even though such Unit holder will assign to the Purchasers their rights to receive certain cash distributions with respect to such Units. Such allocations and any Partnership distributions for such period would affect a Unit holder's adjusted tax basis in the tendered Units and, therefore, the amount of gain or loss recognized by the Unit holder on the sale of the Units.

Possible Tax Termination. The Code provides that if 50% or more of the capital and profits interests in a partnership are sold or exchanged within a single 12-month period, such partnership generally will terminate for federal income tax purposes. Such a termination is unlikely to result from consummation of an Offer because of the limited nature of the Offers and limited number of reported transactions in Units, but it is nevertheless possible that a Partnership could terminate for federal income tax purposes. Although the likelihood is remote, a tax termination of the Partnership could have an effect on a corporate or other non-individual Unit holder whose tax year is not the calendar year, as such a Unit holder might recognize more than one year's Partnership tax items in one tax return, thus accelerating by a fraction of a year the effects from such items.

Suspended "Passive Activity Losses". A Unit holder who sells all of the Unit holder's Units would be able to deduct "suspended" passive activity losses from the Partnership, if any, in the year of sale free of the passive activity loss limitation. As a limited partner of the Partnership, which was engaged in real estate activities, the ability of a Unit holder, who or which is subject to the passive activity loss rules, to claim tax losses from the Partnership was limited. Upon sale of all of the Unit holder's Units, such Unit holder would be able to use any "suspended" passive activity losses first against gain, if any, on sale of the Unit holder's Units and then against income from any other source.

Foreign Unit holders. Gain realized by a foreign Unit holder on a sale of a Unit pursuant to the Offers will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchasers will withhold 10% of the amount realized by a tendering Unit holder from the purchase price payment to be made to such Unit holder unless the Unit holder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Unit holder's TIN, that such Unit holder is not a foreign person and the Unit holder's address. Amounts withheld would be creditable against a foreign Unit holder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

Section 7. Effects of the Offers.

Limitations on Resales. The Partnerships' Limited Partnership Agreements may prohibit transfers of Units if a transfer, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for federal income tax purposes. In addition, one or more of the Partnerships may have additional conditions to transfers of Units that the Purchasers do not believe will have any effect on consummation of the Offers.

Effect on Trading Market. If a substantial number of Units are purchased pursuant to an Offer and there is no proration, the result could be a reduction in the number of Unit Holders of the affected Partnership. Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. However, there is no established public trading market for the Units, and the number of Units of each Partnership which are subject to the Offers is limited. Therefore, the Purchasers do not believe any reduction in the number of Unit holders of any Partnership resulting from consummation of an Offer will materially further restrict the Unit holders' ability to find purchasers for their Units through secondary market transactions.

     Voting Power of Purchasers. Depending on the number of Units acquired by the Purchasers pursuant to the Offers, the Purchasers may have the ability to control matters subject to the vote of Unit holders. The Partnerships do not hold annual or regular meetings to elect directors, and do not have a representative board of directors overseeing management. Votes of Unit holders would only be solicited, if ever, for matters affecting the fundamental structure of a Partnership, and the affirmative vote of more than 50% of the outstanding Units (not a mere quorum) is required to effect action. The Purchasers and their affiliates do not have a present intention to call for any such vote, nor are they aware that the General Partners intend to do so. They would, nevertheless, exercise any and all rights they might hold in the event that such a vote is called by the General Partners, or if, in the future, changes in circumstances would dictate that limited partners exercise their right to call a vote.

Other Potential Effects. The Units are registered under the Exchange Act, which requires, among other things that the Partnership furnish certain information to its Unit holders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Unit holders. Registration and reporting requirements could be terminated by the Partnership if the number of record holders falls below 300, or below 500 if the Partnership's total assets are below $10 million for three consecutive preceding fiscal years. The Purchasers do not currently anticipate that any Offer will result in a reduction in the number of Unit holders below 500, though they cannot now determine the results of the Offers with any certainty. Accordingly, the Purchasers do not believe that the purchase of Units pursuant to the Offers will result in any Units becoming eligible for de-registration under the Exchange Act.

Section 8. Future Plans. Following the completion of the Offers, the Purchasers, or their affiliates, may acquire additional Units. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Units purchased pursuant to the Offers. The Purchasers are seeking to purchase their stated Maximum Offer for Units of each Partnership. If the Purchasers acquire fewer Units than those representing the Maximum Offer for any Partnership, the Purchasers may seek to make further purchases on the open market at prevailing prices, or solicit Units pursuant to one or more future tender offers at the same price, a higher price or, if that Partnership's circumstances change, at a lower price. Alternatively, the Purchasers may discontinue any further purchases of such Units after termination of the Offers, regardless of the number of Units purchased. The Offers are not made with any current view toward or plan or purpose of acquiring Units in a series of successive and periodic offers. Nevertheless, as noted above, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in achieving the Maximum Offer, may consider future offers. Factors affecting the Purchasers' future interest in acquiring additional Units include, but are not limited to, the relative success of the current Offers, any increase or decrease in the availability of capital for investment by the Purchasers and their affiliates, the current diversification and performance of each Purchaser's portfolio of real estate interests, the development of any public market in the Units or actions by unrelated parties to tender for or purchase Units, the status of and changes and trends in a Partnership's operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

         The Purchasers are acquiring the Units pursuant to the Offers solely for investment purposes. The Purchasers have no present intention to seek control of any Partnership or to change the management or operations of any Partnership. The Purchasers nevertheless reserve the right, at an appropriate time, to exercise their rights as limited partners to vote on matters subject to a limited partner vote, including, but not limited to, any vote to affecting the sale of a Partnership's property and the liquidation and dissolution of a Partnership. Except as expressly set forth herein, the Purchasers have no present intention to seek control of any Partnership, to cause the Partnership to engage in any extraordinary transaction, or to change the structure, management or operations of any Partnership, the listing status of the Units or the reporting requirements of any Partnership.

Section 9. The Business of the Partnerships. Information included herein concerning each of the Partnerships is derived from the Partnership's publicly-filed reports. Information concerning each Partnership, its assets, operations and management is contained in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Such reports and filings are available on the Commission's EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission's principal office in Washington, D.C. and at its regional offices in New York, New York and Chicago, Illinois. The Purchasers have relied on such information to the extent information is presented herein concerning the Partnership, and expressly disclaim any responsibility for the information included in such reports and extracted in this Offer.

         Each Partnership was formed to engage in the business of investing in and operating mini-storage facilities with the primary objectives of generating, for its partners, cash flow, capital appreciation of its properties, and federal income tax deductions so that during the early years of operations, all or a portion of such distributable cash may not represent taxable income to its partners. Funds obtained by each Partnership during its public offering period were used to acquire mini-storage facilities and joint venture interests in mini-storage facilities.

Section 10. Conflicts of Interest. The Depositary is affiliated with the Purchasers. Therefore, by virtue of this affiliation, the Depositary may have inherent conflicts of interest in acting as Depositary for the Offer. The Depositary's role is administrative only, however, and any conflict of interest should not be deemed material to Unit holders.

Section 11. Certain Information Concerning the Purchasers. The Purchasers are MACKENZIE PATTERSON, INC.; MP INCOME FUND 18, LLC; MP INCOME FUND 17, LLC; MP FALCON FUND, LLC; MP FALCON GROWTH FUND, LLC; MP FALCON GROWTH FUND 2, LLC; MACKENZIE FUND VI, L.P.; MACKENZIE PATTERSON SPECIAL FUND 3, L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; MACKENZIE SPECIFIED INCOME FUND, L.P.; AND MP DEWAAY FUND, LLC. For information concerning the Purchasers and their respective principals, please refer to Schedule I attached hereto. The principal business of each of the Purchasers is investment in securities, particularly real estate-based securities. The principal business address of each of the Purchasers is 1640 School Street, Moraga, California 94556.

         The Purchasers have made binding commitments to contribute and have available sufficient amounts of capital necessary to fund the acquisition of all Units subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchasers. The Purchasers are not public companies and have not prepared audited financial statements or financial statements prepared in accordance with generally accepted accounting principles. MacKenzie Patterson, Inc. and its affiliates have been in the business of purchasing illiquid real estate securities, both in open market transactions and by means of tender offers, since 1982 and have acquired more than $50 million in such securities for affiliated portfolios during the last ten years.

         Set forth below is summary of total assets, total net assets (that is, total assets less total liabilities), total current assets (defined for this purpose as cash, cash equivalents and marketable securities) for each of the Purchasers (numbers are expressed in thousands of dollars and are rounded to the nearest thousand) as of March 5, 2002:

                                                Total      Total         Current
         Purchaser                              Assets     Net Assets    Assets
         ---------                              ------     ----------    -------

MP FALCON GROWTH FUND, LLC                       2,126      2,126            128
MP FALCON GROWTH FUND 2, LLC                         4          4              1
MP FALCON FUND, LLC                              1,714      1,714           (42)
MP INCOME FUND 18, LLC                           1,957      1,957          1,126
MP INCOME FUND 17, LLC                           2,354      2,354            198
MACKENZIE SPECIFIED INCOME FUND, L.P.            2,043      2,037            144
MACKENZIE PATTERSON SPECIAL FUND 3, L.P.         3,053      2,797            166
MP DEWAAY FUND, LLC                              2,211      2,211             94
MACKENZIE FUND VI, L.P.                          1,162      1,162             18
ACCELERATED HIGH YIELD INSTITUTIONAL FUND
     I, LTD                                      1,027        997            114
ACCELERATED HIGH YIELD INSTITUTIONAL
     INVESTORS, LTD.                             2,058      2,050            126
MACKENZIE PATTERSON, INC.                        8,510        228            353


TOTALS                                          28,219     19,637          2,246


Except as otherwise set forth herein, (i) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers beneficially owns or has a right to acquire any Units, (ii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Units within the past 60 days, (iii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on
Schedule I nor any affiliate of the Purchasers has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchasers or, to the best knowledge of the Purchasers, the persons listed on Schedule I, or any affiliate of the Purchasers on the one hand, and the Partnership or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchasers, or to the best knowledge of the Purchasers any affiliate of the Purchasers on the one hand, the persons listed on Schedule I, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. .

Section 12. Source of Funds. The Purchasers expect that approximately $37 million would be required to purchase all Units subject to the Offers, if tendered, and an additional $50,000 may be required to pay related fees and expenses. Based on the Purchasers' substantial experience in consummating tender offers for real estate limited partnership securities without public trading markets, however, the Purchasers believe that the potential response to this offer will fall substantially short of the maximum Units subject to the Offer and the actual amount necessary to fund all purchases will be substantially less than $37 million. Nevertheless, the Purchasers have aggregate assets in excess of $28 million and believe they have the capital, as well as access to other capital and credit sources, sufficient to fund the entire offer amount. The Purchasers expect to fund the purchase of Units from their current liquid capital reserves. If the response to the offer should exceed the Purchasers' aggregate current liquid assets, however, the Purchasers believe that capital commitments from their current investors as well as existing working capital credit lines would be adequate to fund all obligations under the Offers.

Section 13. Conditions of the Offers. Notwithstanding any other term of the Offers, the Purchasers shall not be required to accept for payment or to pay for any Units tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offers shall have been obtained or occurred on or before the Expiration Date.

         The Purchasers shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend any Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists with respect to the Offer or the Partnership issuing the Units subject to the
Offer:

         (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchasers, (ii) imposes or confirms limitations on the ability of the Purchasers effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchasers pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unit holders,
(iii) requires divestiture by the Purchasers of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchasers as a result of the transactions contemplated by the Offer or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchasers or the Partnership, in the reasonable judgment of the Purchasers;

         (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which might, directly or indirectly, result in any of the consequences referred to in clauses
(i) through (v) of paragraph (a) above;

         (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchasers, is or may be materially adverse to the Partnership, or the Purchasers shall have become aware of any fact that, in the reasonable judgment of the Purchasers, does or may have a material adverse effect on the value of the Units;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (e) it shall have been publicly disclosed or the Purchasers shall have otherwise learned that (i) more than fifty percent of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units.

         The foregoing conditions are for the sole benefit of the Purchasers and may be asserted by the Purchasers or may be waived by the Purchasers in whole or in part at any time and from time to time in their sole exercise of reasonable discretion, and the Offer will remain open for a period of at least five business days following any such waiver of a material condition. Any termination by the Purchasers concerning the events described above will be final and binding upon all parties.

Section 14. Certain Legal Matters.

General. Except as set forth in this Section 14, the Purchasers are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchasers pursuant to the Offers. Should any such approval or other action be required, it is the Purchasers' present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to the Offers pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to any Partnership's business, or that certain parts of a Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchasers to elect to terminate an Offer without purchasing Units thereunder. The Purchasers' obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. The Purchasers do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units pursuant to the Offers.

Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offers.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. These laws are directed at the acquisition of corporations and not partnerships. The Purchasers, therefore, do not believe that any anti-takeover laws apply to the transactions contemplated by the Offers.

         Although the Purchasers have not attempted to comply with any state anti-takeover statutes in connection with the Offers, the Purchasers reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offers and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offers, the Purchasers might be unable to accept for payment or purchase Units tendered pursuant to the Offers or be delayed in continuing or consummating the Offers. In such case, the Purchasers may not be obligated to accept for purchase or pay for any Units tendered.

Section 15. Fees and Expenses. The Purchasers have retained MacKenzie Patterson, Inc. to act as Depositary in connection with the Offers. The Purchasers will pay the Depositary reasonable and customary compensation for its services in connection with the Offers, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchasers will also pay all costs and expenses of printing, publication and mailing of the Offers and all costs of transfer.

Section 16. Miscellaneous. The Offers are NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNIT HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF The Offers OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASERS ARE NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF The Offers OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

         No person has been authorized to give any information or to make any representation on behalf of the Purchasers not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

April 5, 2002

MACKENZIE PATTERSON, INC.; MP INCOME FUND 18, LLC; MP INCOME FUND 17, LLC;
MP FALCON FUND, LLC; MP FALCON GROWTH FUND, LLC; MP FALCON GROWTH FUND 2, LLC; MACKENZIE FUND VI, L.P.; MACKENZIE PATTERSON SPECIAL FUND 3, L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; MACKENZIE SPECIFIED INCOME FUND, L.P.; AND MP DEWAAY FUND, LLC

                                   SCHEDULE I

                       THE PURCHASERS AND THEIR PRINCIPALS

     The Purchasers are MACKENZIE PATTERSON, INC.; MP INCOME FUND 18, LLC; MP INCOME FUND 17, LLC; MP FALCON FUND, LLC; MP FALCON GROWTH FUND, LLC; MP FALCON GROWTH FUND 2, LLC; MACKENZIE FUND VI, L.P.; MACKENZIE PATTERSON SPECIAL FUND 3, L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; MACKENZIE SPECIFIED INCOME FUND, L.P.; AND MP DEWAAY FUND, LLC. MacKenzie Patterson, Inc., is a California corporation engaged in a variety of investment and real estate related business activities, including management of private investment funds such as the other Purchasers. Each of the others purchasers is organized as either a limited partnership or a limited liability company. The Manager of each of the limited liability company Purchasers, and the General Partner of each of the limited partnership purchasers, is MacKenzie Patterson, Inc. The names of the directors and executive officers of MacKenzie Patterson, Inc. are set forth below. The Purchasers have jointly made the offer and are jointly and severally liable for satisfying its terms. Other than the foregoing, the Purchasers' relationship consists of an informal agreement to share the costs associated with making the offer and to allocate any resulting purchases of Units among them in such manner and proportions as they may determine in the future. Each individual is a citizen of the United States of America. Each of the entities, other than ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, LTD. and ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.;, is organized in California. ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, LTD. and ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD. were organized in Florida.

MacKenzie Patterson, Inc.

C.E. Patterson is President and a director of MacKenzie Patterson, Inc. which acts as manager and general partner of a number of real estate investment vehicles. He is the co-founder and President of Patterson Financial Services, Inc. (PFS) which provides investment advice concerning real estate securities. In 1981, Mr. Patterson founded PFS with Berniece A. Patterson, as a financial planning firm. Mr. Patterson founded Patterson Real Estate Services, a licensed California Real Estate Broker, in 1982. As President of PFS, Mr. Patterson is responsible for all investment counseling activities. He supervises the analysis of investment opportunities for the clients of the firm. He is a trustee of Consolidated Capital Properties Trust, a liquidating trust formed out of the bankruptcy court proceedings involving Consolidated Capital Properties, Ltd. Mr. Patterson is also an officer and controlling shareholder of Cal-Kan, Inc., a director and executive officer of Host Funding, Inc., an executive officer and controlling shareholder of Moraga Partners, Inc., and trustee of the Pat Patterson Western Securities, Inc. Profit Sharing Plan. Mr. Patterson, through his affiliates, manages a number of investment and real estate partnerships.

Berniece A. Patterson is a director of MacKenzie  Patterson,  Inc. In 1981,
Ms. Patterson and C.E. Patterson established Patterson Financial Services, Inc. She serves as Chair of the Board and Vice President of PFS. Her responsibilities with PFS include oversight of administrative matters and monitoring of past projects underwritten by PFS. Ms. Patterson is Chief Executive Officer of an affiliate, Pioneer Health Care Services, Inc., and is responsible for the day-to-day operations of three nursing homes and over 300 employees.

Glen W. Fuller is senior vice president, chief operating officer, and a director of MacKenzie Patterson, Inc. Prior to becoming senior vice president he was with MacKenzie for two years as a portfolio manager and research analyst. Prior to joining MacKenzie Patterson, Inc., Mr. Fuller spent two years running the over the counter trading desk for North Coast Securities Corp. (previously Morgan Fuller Capital Group) with responsibility for both the proprietary and retail trading desks. Mr Fuller was also the registered options principal and registered municipal bond principal for North Coast Securities, a registered broker dealer. Mr. Fuller currently is a NASD - registered options principal, registered bond principal, and holds his NASD Series 7, general securities licence. Mr. Fuller has also spent time working on the floor of the New York Stock Exchange as a trading clerk and on the floor of the Pacific Stock Exchange in San Francisco as an assistant specialist for LIT America.

Christine Simpson is vice president of MacKenzie Patterson, Inc. and is responsible for the day-to-day management of research, and securities purchases and sales on behalf of the entities managed by MacKenzie Patterson, Inc. Ms. Simpson has been employed by MacKenzie Patterson, Inc. since 1990.